UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):   December 14, 2009

INTERNATIONAL GAME TECHNOLOGY
(Exact name of registrant as specified in its charter)

Nevada	001-10684	88-0173041
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

9295 Prototype Drive, Reno, Nevada                                  89521
(Address of Principal Executive Offices)                            (Zip Code)

(775) 448-7777
(Registrant’s telephone number, including area code)

N/A
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.   Creation of a Direct Financial Obligation or Obligations under an Off-Balance Sheet Arrangement of a Registrant.

On December 14, 2009, International Game Technology (the “Company”) drew $590 million of funds from its revolving credit line under its second amended and restated Credit Agreement, dated as of June 8, 2009, with Wells Fargo Bank, N.A. as Administrative Agent, Bank of America, N.A., as Syndication Agent, The Royal Bank of Scotland PLC, the Bank of Tokyo-Mitsubishi UFJ, Ltd./Union Bank of California, N.A., and Mizuho Corporate Bank, Ltd., as Co-Documentation Agents, and Banc of America Securities LLC, Wells Fargo Bank, N.A. and RBS Securities, Inc., as Joint Lead Arrangers and Joint Book Managers, and a syndicate of other lenders (the “Amended Credit Facility”).  The funds were applied toward the $710,347,003 in aggregate consideration paid by the Company to holders of its 2.60% Convertible Debentures due 2036 (the “Debentures”) in connection with the previously-announced put option that expired at 5:00 p.m., New York City time, on December 14, 2009.  The remainder of the consideration for validly-tendered Debentures was paid with cash on hand.

The portions of the drawdown that represent Class A Commitments and Class B Commitments under the Amended Credit Facility are approximately $498 million and $92 million, respectively.  The interest rates and facilities fees applicable to the revolving credit line are based on the Company’s debt ratings or the Company’s debt to capitalization ratio as more specifically provided in the Amended Credit Facility.  Currently, Class A Commitments bear interest at LIBOR plus 260 basis points and Class B Commitments bear interest at LIBOR plus 37.5 basis points.  Payments of the principal amounts are due at various dates up to December 19, 2010 for Class B Commitments and June 8, 2012 for Class A Commitments.  After taking into account this drawdown, as of December 17, 2009, the Company has an available capacity of approximately $1.02 billion remaining under the revolving credit line.

The foregoing description of the Amended Credit Facility is qualified in its entirety by reference to the full text of the Amended Credit Facility, which was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed on June 9, 2009.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTERNATIONAL GAME TECHNOLOGY

Date: December 18, 2009	By:	/s/ Patrick W. Cavanaugh
Patrick W. Cavanaugh Executive Vice President, Chief Financial Officer and Treasurer